Exhibit 99

TITAN INTERNATIONAL, INC. SPECIAL COMMITTEE CONSIDERS PROPOSAL

QUINCY, Ill. - January 23, 2006 - On October 11, 2005, Titan International, Inc. (NYSE: TWI) announced that it had received a letter indicating the interest of One Equity Partners LLC (“One Equity”), a private equity affiliate of JP Morgan Chase & Co., in acquiring the company in a cash merger for $18.00 per share of Titan common stock (the “Proposal”). With respect to the Proposal, Titan formed a Special Committee of the Board of Directors to pursue discussions with One Equity and to consider any other indications of interest received from third parties. As of today, the Special Committee has not set any time schedule for reviewing any indication of interest, including the Proposal. The company is unable to predict whether or not an agreement concerning the Proposal or any other transaction will be concluded or that, if it is concluded, the Board of Directors or the Special Committee will recommend that such Proposal be approved or that the shareholders will give their approval.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (i.e. all terrain vehicles and trailers) applications.

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